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                                                                    EXHIBIT 12.1

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY AND SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                             Six Months Ended
                                                                  June 30,
                                                           --------------------
                                                             2001        2000
                                                           -------      -------

Earnings:

  Pre-tax income                                             $ 682       $  837

  Add:
    Interest and fixed charges,
      excluding capitalized interest                           129          154

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                     96           84

    Distributed income of investees
      accounted for under the equity method                      3           45

    Amortization of capitalized interest                         4            3

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                            12            9
                                                           -------      -------


  Total earnings available for fixed charges                 $ 902       $1,114
                                                           =======      =======

Fixed charges:

  Interest and fixed charges                                 $ 137       $  158

  Portion of rent under long-term operating
    leases representative of an interest factor                 96           84
                                                           -------      -------

  Total fixed charges                                        $ 233       $  242
                                                           =======      =======

Ratio of earnings to fixed charges                           3.87x        4.60x

                                      E-2